EXHIBIT 10.28
CONSTAR INTERNATIONAL INC.
SHORT-TERM INCENTIVE PLAN

SECTION 1.    ESTABLISHMENT AND PURPOSE

1.1    Effective Date and Establishment of the Plan.    The Company hereby establishes the Constar International Inc. Short-Term Incentive Plan, as amended from time to time, to permit the awarding of bonuses to eligible Employees, based on the achievement of certain pre-established performance goals.

Subject to approval by the stockholders of the Company, the Plan shall become effective as of                      and shall continue until terminated by the Company pursuant to Section 9. No bonus shall be made pursuant to the Plan after its termination date; provided that bonuses granted prior to the termination date may extend and be paid beyond that date.

1.2    Purpose.    The purposes of the Plan are to (i) align compensation with key financial and business plan objectives, (ii) enhance shareholder value, (iii) communicate the drivers of success of the business, (iv) focus on pay-for-performance, (v) provide participants with an incentive for excellence in individual performance and to promote teamwork among participants, and (vi) allow participants to share in the success of the Company.

The Plan is intended to secure the full deductibility of incentive awards payable to the Executive Officers. All compensation payable under this Plan to Executive Officers is intended to be deductible by the Company under Section 162(m) of the Code.

SECTION 2.    DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.

“Base Salary” shall mean the regular base salary earned by a Participant during the Plan Year prior to any salary reduction contributions made to any of the Company’s deferred compensation plans, except as otherwise determined by the Committee in its sole discretion.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, provided that such committee shall consist of two (2) or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

“Company” means Constar International Inc. a corporation organized under the laws of the State of Delaware, and any successor thereto.

“Disability” means an Employee’s inability to render, for a period of six consecutive months, services to the Company by reason of permanent disability, as determined by the written medical opinion of an independent medical physician reasonably acceptable to the Company. In no event shall an Employee be considered disabled for the purposes of this Agreement unless the Employee is deemed disabled pursuant to the Company’s long-term disability plan, if one is maintained by the Company.

“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

“Employee” means an officer or other key employee of the Company or a Subsidiary including a director who is such an employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” shall mean a “covered employee” as described in Section 162(m) of the Code or any other executive officer designated by the Committee for purposes of exempting distributions under the Plan from Section 162(m) of the Code.

“Final Award” means the actual amount earned during a Plan Year by a Participant, as determined by the Committee after the end of such Plan Year.

“Financial” shall mean the corporate financial performance of the Company.

“Non-financial” shall mean the non-financial performance of the Company’s operations designated as such by the Chief Executive Officer and approved by the Committee for purposes of the Plan, such as a business unit, subsidiary, organizational unit, division or other such segmentation.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Plan” means the Constar International Inc. Short-Term Incentive Plan, as amended from time to time.

“Plan Year” means the Company’s fiscal year, commencing on each January 1 and ending on each December 31; provided, however, that for purposes of this Plan, the first Plan Year shall be the period beginning on the Effective Date and ending on December 31, 2002.

“Retirement” means, with respect to any Participant, resignation or termination of employment after attainment of an age regarded by the Company or, if applicable, a Subsidiary as the normal retirement age for its employees in general, based upon the Company’s or the Subsidiary’s general employment and related policies and practices.

“Subsidiary” means any (i) corporation if fifty percent (50%) or more of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary or (ii) limited liability company if fifty percent (50%) or more of the membership interests is owned, either directly or indirectly, by the Company or another Subsidiary.

“Target Incentive Award” means the award to be paid to a Participant when 100% of performance measures are achieved, as established by the Committee.

SECTION 3.    ADMINISTRATION

The Plan shall be administered by the Committee. Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan’s terms, including adopting and enforcing rules to decide procedural and administrative issues.

The Committee shall employ such legal counsel, independent auditors and consultants as it deems appropriate for the administration of the Plan and shall be entitled to rely in good faith upon any report, calculation or other information furnished to it by any officer or employee of the Company or from the financial, accounting, legal or other advisers of the Company.

Subject to the limitations set forth herein, the Committee, subject to ratification by the Board, shall: (i) select from the Employees, those who shall participate in the Plan, (ii) grant Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions and conditions upon such awards as it shall deem appropriate, (iv) interpret the Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all legal and factual determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations, subject to ratification by the Board, shall be conclusive and binding upon all parties.

SECTION 4.    ELIGIBILITY AND PARTICIPATION

4.1    Eligibility.    Each Employee who is recommended by the Chief Executive Officer of the Company to participate in the Plan, and who is approved by the Committee, shall participate in the Plan for such Plan Year, subject to the limitations of Section 7 herein.

4.2    Participation.    Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth herein. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year, as soon as practicable.

4.3    Partial Plan Year Participation.    In the event that an Employee becomes eligible to participate in the Plan subsequent to the commencement of a Plan Year, then such Employee’s Final Award shall be based on the Base Salary earned as an eligible Employee.

4.4    No Right to Participate.    No Participant or other Employee shall at any time have a right to participate in the Plan for any Plan Year, regardless of whether he or she participated in the Plan during a prior Plan Year.

SECTION 5.    AWARD DETERMINATION

5.1    Performance Goals.    Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days from the beginning of such Plan Year), the Committee shall, in its sole discretion, approve or establish in writing the performance goals for that Plan Year. For any performance period that is less than twelve months, the performance goals shall be established before twenty-five percent (25%) of the relevant performance period has lapsed.

The performance goals may include, without limitation, any combination of Financial, Non-financial and individual performance goals, as determined by the Committee and ratified by the Board. Performance measures and their relative weight may vary by job classification. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards, as well as the authority to delegate the ability to exercise subjective discretion in this respect.

The Committee also may establish one or more Company-wide performance goals which must be achieved for any Participant to receive an award for that Plan Year.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan.

5.2    Objective Compensation Formula.    Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days from the beginning of such Plan Year), the Committee shall, subject to ratification by the Board, approve or establish in writing the objective compensation formula or standard for that Plan Year. Such objective compensation formula or standard shall be the method for computing the amount of compensation payable to the Participant if the performance goals are attained. The formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to a Participant.

5.3    Award Opportunities.    Prior to the beginning of each Plan Year, or as soon as practicable thereafter (but in no event more than ninety (90) days from the beginning of such Plan Year), the Committee shall establish an Award Opportunity for each Participant. Such Award Opportunity may vary in relation to the job classification of each Participant. In the event a Participant changes job levels during a Plan Year, the Participant’s Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year.

5.4    Adjustment of Performance Goals.    The Committee (subject to ratification by the Board) shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year, to the extent permitted by Code Section 162(m) and the regulations and interpretative rulings thereunder, if it determines that external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company’s ability to meet them. Further, in the event of a Plan Year of less than twelve (12) months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly.

5.5    Final Award Determinations.    At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Each such award shall be based upon (i) the Participant’s Target Incentive Award percentage, multiplied by his Base Salary, in whole or in part (or other preestablished objective compensation formula in accordance with Section 5.2), and (ii) the attainment of Financial, Non-financial and individual performance goals. Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established Financial, Non-financial, and individual performance goals. Notwithstanding the foregoing, the Committee shall have, in its sole discretion, the right to reduce or eliminate the compensation or other economic benefit upon attainment of Financial, Non-financial and individual performance goals.

5.6    Limitations.    The amount payable to a Participant for any calendar year shall not exceed 90 percent the Participant’s Base Salary.

SECTION 6.    PAYMENT OF FINAL AWARDS

6.1    Form and Timing of Payment.    Within 60 days after the end of each Plan Year, the Committee shall certify in writing the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall calculate the amount of each Participant’s incentive award for the relevant period. Subject to Section 7, Final Award payments are payable to the Participant, or to his estate in the case of death, in a single cash payment within 75 days after the end of each Plan Year.

6.2    Payment of Partial Awards.    In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant.

6.3    Unsecured Interest.    No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7.    TERMINATION OF EMPLOYMENT

7.1    Termination of Employment Due to Death, Disability, or Retirement.    In the event a Participant’s employment is terminated by reason of Death, Disability, or Retirement, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation in the Plan prior to such termination only. In the case of a Participant’s Disability, termination of employment shall be deemed to have occurred on the date the Committee determines that the requirements of Disability have been satisfied.

The Final Award thus determined shall be payable to such Participant at the time that the Final Awards for such Plan Year would otherwise be payable to active Participants.

7.2    Termination of Employment for Other Reasons.    In the event a Participant’s employment is terminated for any reason other than Death, Disability, or Retirement prior to the last day of the performance period, all of the Participant’s rights to such Final Award shall be forfeited.

SECTION 8.    RIGHTS OF PARTICIPANTS

8.1    Employment.    Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time or confer upon any Participant any right to continue in the employ of the Company.

8.2    Nontransferability.    No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9.    AMENDMENT AND MODIFICATION

The Board or the Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, reduce the right of a Participant to a payment or distribution hereunder which he has already earned and to which he is otherwise entitled.

SECTION 10.    MISCELLANEOUS

10.1    Governing Law.    The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

10.2    Withholding Taxes.    The Company shall have the right to deduct from all payments under the Plan any Federal, state, or local income and employment taxes required by law to be withheld with respect to such payments.

10.3    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

10.4    Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.5    Costs of the Plan.    All costs of implementing and administering the Plan shall be borne by the Company.

10.6    Successors.    All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

10.7    Meaning of “Company”.    Any reference to the Company includes, if and to the extent applicable, a reference to any Subsidiary.

To record the adoption of the Plan, the Company has caused its authorized officers to affix its corporation name and seal this              day of                     , 2002.

[CORPORATE SEAL]	CONSTAR INTERNATIONAL INC.

Attest:	By: